EXHIBIT 10.2

[Redux Letterhead]

Redux Holdings, Inc.
11726 San Vicente Blvd., Suite 300
Los Angeles, CA 90049

August 31, 2006

Laurus Master Fund, Ltd. (“Laurus”)
c/o Laurus Capital Management, LLC
825 Third Ave
14th& 17th Floor
New York, NY 10022

Re: Naturade Inc. - Treatment of Claims of Laurus Master Fund, Ltd. (Laurus)

Dear Sirs,

This binding letter agreement confirms the obligation of Redux Holdings, Inc. concerning the following terms for the treatment of Laurus’s claim in the case.

1. Allowed Secured Claim. Laurus’s claim in the amount of approximately $2.9 million, will be treated as being fully secured in the case. Laurus will maintain, without modification, the liens granted to Laurus pursuant to the Amended and Restated Security and Purchase Agreement (“Security Agreement”).

2. DIP Financing. Laurus will provide to Naturade DIP financing pursuant to the terms and conditions set forth in the Amended and Restated Secured Revolving Note and the Security Agreement. Naturade’s obligations to Laurus pursuant to the Revolving Note will not be modified in the case.

3.  Pre-Confirmation Treatment of Term Note Obligations. Naturade’s obligations to Laurus pursuant to the Amended and Restated Secured Term Note (“Term Note”) will accrue interest during Naturade’s Chapter 11 case in accordance with the terms and conditions of the Term Note. No payments of principal or interest will be made on the Term Note until the first day of the first full month following the effective date (“Effective Date”) of a Chapter 11 plan to be filed by Naturade in its case (“Plan”).

4.  Post-Confirmation Treatment of Term Note Obligations. Pursuant to Naturade’s Plan, Naturade will satisfy its obligations to Laurus pursuant to the Term Note, without any modification, except only that (i) the Maturity Date will be extended by one year, from January 6, 2009 to January 6, 2010, and (ii) Section 1.3 of the Term Note will be revised to provide that, commencing on the first day of the first full month following the Effective Date of the Plan, Naturade will satisfy the Principal Amount of the Term Note by means of equal monthly payments through the Maturity Date.

5. Redux Holdings, Inc. Obligation To Fund. To the extent that the Laurus DIP financing and/or Naturade’s use of Laurus cash collateral is insufficient, Redux Holdings, Inc. shall be responsible for funding all payments needed to confirm the plan and for working capital of Naturade before and after confirmation.

6. Support for Plan. Laurus will support the treatment of Laurus’s claims pursuant to Naturade’s Plan, and will cast a vote in favor of the confirmation of the Plan, provided that the treatment of Laurus’s claims pursuant to the Plan is materially the same as that set forth herein.

If you have any questions or comments regarding any of the foregoing, please call me. I look forward to working with you to achieve a successful reorganization of Naturaade’s financial affairs.

Very truly yours,

REDUX HOLDINGS, INC.

By/s/ Adam Michelin Name: Adam Michelin Title: Chairman of the Board and Chief Executive Officer